EXHIBIT 12.


Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Three Months Ended September 30, 1997 and 1996
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                                                         1997           1996
                                                       -------        -------

Pretax income from continuing operations .             $49,996        $33,142
Pretax income of unconsolidated affiliates               3,745          1,879
Fixed Charges ............................              14,001         16,110
                                                       -------        -------


Earnings .................................             $67,742        $51,131
                                                       =======        =======


Interest .................................             $13,802        $15,911
Interest of unconsolidated affiliates ....                 110            110
Debt discount amortization ...............                  89             89
                                                       -------        -------


Fixed Charges ............................             $14,001        $16,110
                                                       =======        =======


Ratio of Earnings to Fixed Charges .......                 4.8            3.2
                                                       =======        =======

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